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                                                                    EXHIBIT 99


                                 ENDOCARE, INC.
                         18 TECHNOLOGY DRIVE, SUITE 134
                           IRVINE, CALIFORNIA  92618
                               PHONE 714/450-1410
                             TOLL FREE 800/ENDOCARE
                                FAX 714/450-1413

           BOSTON SCIENTIFIC AND ENDOCARE SIGN DISTRIBUTION AGREEMENT
                    FOR CRYOCARE PROSTATE TREATMENT PRODUCTS

                 IRVINE, Calif., Nov. 21/PRNewswire/ -- ENDOcare, Inc. (OTC:
ENDO), a leading innovator in the field of minimally invasive therapies treating urologic diseases including prostate disease, today announced the execution of an eight-year, exclusive distribution agreement with Boston Scientific Corporation (NYSE: BSX) under which Boston Scientific will distribute ENDOcare's CRYOcare Surgical System worldwide. Specific financial terms of the agreement were not disclosed. However, the agreement includes an initial license fee to ENDOcare, minimum purchase requirements and certain purchase rights following Medicare reimbursement of the prostate procedure.

                 Cryosurgery is gaining wider acceptance as an alternative to radical, conventional surgery. The CRYOcare Surgical System uses a proprietary Argon gas-based technology to rapidly freeze and destroy targeted tissues through a minimally invasive procedure. The portable system provides extremely fast freezing times, precise control and is cost effective.

                 "This distribution agreement with Boston Scientific, one of the premier medical device marketers worldwide, validates our belief in the efficacy and superb quality of our CRYOcare Surgical System," said Paul W. Mikus, chairman and chief executive officer of ENDOcare. "We have received FDA clearance to market the CRYOcare-8 system and have applied for clearance for the CRYOcare-2 system this quarter. With six FDA-cleared products currently being marketed, we are pleased with our track record of taking innovative products that fill a real medical need from concept to market introduction." Mikus also noted that the CRYOcare Surgical System will continue to be distributed in Canada by Mentor Medical Systems.

                 "The CRYOcare Surgical System is an important addition to our line of therapeutic urologic products," said Paul A. LaViolette, group president, Non-vascular Business of Boston Scientific. "We are excited about the opportunity offered by the CRYOcare system in the continued development of cost effective, minimally invasive treatments of life threatening prostate disease."

                 Diagnosis for prostate cancer, the number two cause of cancer deaths among men, is on the rise: in 1996, nearly 317,000 new cases will be diagnosed, while in 1995, 244,000 men were diagnosed with prostate cancer, of which approximately 40,000 died. Current treatments for prostate cancer include radical prostatectomy, the complete removal of the prostate, which has associated risks and a long recovery time. Hormonal therapy also is used to prevent the release or counter the action of male hormones.



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                 Boston Scientific Corporation is a worldwide developer,
manufacturer and marketer of medical devices whose products are used in a broad range of interventional medical specialties.

                 ENDOcare, Inc., based in Irvine, Calif., develops, manufactures and markets devices to treat diseases of the prostate. The company currently markets surgical disposable devices used in electrosurgery and surgical systems that include minimally invasive probes for tumor destruction. As a longer-term opportunity, ENDOcare has initiated research and development on an innovative product line to provide immediate therapy for prostate obstruction in an office-based setting.

SOURCE ENDOcare, Inc.
-0-                                  11/21/96
/CONTACT: Paul W. Mikus, CEO and Chairman, or Christine Concepcion, Investor Relations, 714-450-1410; or Rob Whetstone or Keri Kemble, Pondel Parsons and Wilkinson, 310-207-9300, or Internet: investor@pondel.com/
         (ENDO BSX)